Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated December 5, 2022, in the Registration Statement (Form F-1) of Lavoro Limited for the registration of up to 111,557,151 class A ordinary shares and up to 10,083,606 class A ordinary shares underlying warrants, dated March 23, 2023.

/s/ ERNST & YOUNG

Auditores Independentes S/S Ltda.

São Paulo, Brazil

March 23, 2023.